Exhibit 10.1
April 26, 2021

Robert Glenn

Dear Rob,

On behalf of Coupa Software Incorporated (the “Company” or “Coupa”), I am pleased to confirm your current employment arrangement with the Company on the following terms:

1. Position. You currently serve as EVP, Global Sales, reporting to Rob Bernshteyn, Chief Executive Officer.

2. Base Salary. Your current annual base salary is $375,000, less taxes and applicable withholdings, payable on a semi-monthly basis.

3. Annual Bonus. In addition to your base salary, you will continue to be eligible to participate in Coupa’s annual discretionary performance bonus program, as established each year under the Company’s incentive bonus plan. Your target incentive is currently 100% of your base salary, or $375,000. This yields total annualized target cash compensation of $750,000. Your actual bonus payout will depend on Coupa’s performance and management’s assessment of your individual performance during the period. Under Coupa’s fiscal 2022 bonus program, 75% of your annual bonus will be based on company targets and the remaining 25% of your annual bonus will be based on targets set by the Chief Executive Officer. This bonus is subject to your continued employment, and you must be an active employee of Coupa on the bonus payout date to be eligible for any payout. Any payment under this program will be subject to deductions as required by applicable law and additional terms, if any, set forth in your employment agreement.

4. Equity Awards. This letter does not amend any of your outstanding stock options, restricted stock units, performance stock units or other equity awards, all of which remain subject to the terms and conditions of the plan under which such awards were granted, the terms and conditions of the applicable equity award agreement, and the terms and conditions of the Severance/CIC Agreement (as defined below).

5. Executive Severance Program. You will continue to be eligible for executive severance and acceleration benefits pursuant to the Severance and Change in Control Agreement between you and Coupa (the “Severance/CIC Agreement”).

6. Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. Coupa currently offers medical, dental and vision plans, a flexible spending plan, a 401(k) retirement savings plan, a “no limit” time off policy (subject to manager approval), and a variety of other benefits, all of which can be found within our 2021 Summary of Benefits brochure.

7. Employment Relationship. Coupa, in its sole discretion, may modify your duties, title, compensation and benefits at any time. Employment with the Company is not for a specified term, but instead is at-will. Accordingly, either you or the Company may terminate the employment relationship, with or without cause, at any time and for any reason. No documents provided by the Company and no oral statements or conduct can or will modify the at-will nature of your employment, and your at-will status can only be amended in a writing signed by you and Coupa’s Chief Executive Officer.

8. Taxes.

(a) Withholding. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. The Company intends that all payments and benefits provided under this letter or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to
1855 S. Grant Street, San Mateo, CA 94402 P 650.931.3200 www.coupa.com the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this letter is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your “separation from service,” as defined in the regulations under Code Section 409A (“Separation”), then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from the date of your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

(c) Section 280G. Notwithstanding anything contained in this letter to the contrary, in the event that the payments and benefits provided pursuant to this letter, together with all other payments and benefits received or to be received by you (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 8(c), would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to you either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 8(c) (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 8(c). The accounting firm’s determination will be binding on both you and the Company absent manifest error.

9. Entire Agreement/Existing Agreements. This letter agreement represents the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this letter agreement. For avoidance of doubt, and without limitation, each of the following agreements between you and the Company will remain in full force and effect: Severance/CIC Agreement; Mutual Agreement to Arbitrate; Indemnification Agreement; and Proprietary Information and Inventions Agreement.

10. Exclusivity of Employment. While you render services to the Company, you agree not to engage in any other employment, consulting or other business activity (whether full-time or part-time), which might create a conflict of interest with the Company. The foregoing shall not, however, preclude you (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments, (c) from serving on the boards of directors of other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with your responsibilities to the Company.

Please confirm your agreement with these terms by signing this letter using DocuSign.

Sincerely,

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/s/ Ray Martinelli
Ray Martinelli
Chief People Officer
1855 S. Grant Street, San Mateo, CA 94402 P 650.931.3200 www.coupa.com

By signature below, I confirm my current employment arrangement based upon the terms stated in this letter. I also acknowledge that this letter sets forth the full and complete agreement between myself and the Company related to the terms of my employment that are the subject matter hereof.

/s/ Robert Glenn	Date: April 26, 2021
Robert Glenn
1855 S. Grant Street, San Mateo, CA 94402 P 650.931.3200 www.coupa.com